Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Newport Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

Article Fifth, Subsection (c), of the Restated Articles of Incorporation of Newport Corporation as filed with the Secretary of State of Nevada on November 19, 1987, is amended and restated in its entirety as follows:

(c) Beginning with any Director elected at the 2011 annual meeting of stockholders, each Director shall be elected for a term of one (1) year. Any Director who was elected for a four (4) year term prior to the 2011 annual meeting of stockholders (each, a “Previously Elected Director”) shall serve the remainder of his or her four (4) year term, subject to his or her earlier resignation or removal. Upon the expiration of any term of a Previously Elected Director, each elected successor for such Director shall be elected for a one (1) year term.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 22,892,007 shares (62.47%)

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
5. Signature: (required)

/s/ Jeffrey B. Coyne
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 3-6-09